The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated June 1, 2012
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 211 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT Dated November 21, 2011	Dated June , 2012
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
_____________________
U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index,
 the Dow Jones Industrial AverageSM and the Hang Seng Index

Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity the stated principal amount of $10 plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount based on 100% participation in any appreciation, as measured on May     , 2019, which we refer to as the determination date, of a basket composed of the EURO STOXX 50® Index, which we refer to as the SX5E Index, the Dow Jones Industrial AverageSM, which we refer to as the INDU Index, and the Hang Seng Index, which we refer to as the HSI Index.  We refer to each of the indices as a basket index and to the indices collectively as the basket indices.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

•	The stated principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $10 stated principal amount of notes, the stated principal amount plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount equal to the product of (x) $10 times (y) the basket performance times (z) the participation rate, which is equal to 100%.  In no event will the payment due at maturity be less than $10.70 per note.

º	The basket performance will equal the sum of the performance values for each of the basket indices.
º
The performance value for each basket index will equal the product of the respective final index value for each basket index minus the respective initial index value for such basket index divided by the respective initial index value for such basket index times the weighting for such basket index.

º
The weighting for each basket index will be determined on the determination date based on the relative performance of the basket indices against each other.  The basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

•
The initial index value for the SX5E Index and the INDU Index will equal the closing value of such index on the day we price the notes for initial sale to the public, which we refer to as the pricing date.  The initial index value for the HSI Index will equal the closing value of such index on the index business day immediately succeeding the pricing date.

•	The final index value for each basket index will equal the closing value of such index on the determination date.
•	The determination date will be subject to postponement for each basket index separately in the event of a non-index business day or a market disruption event.
•	Investing in the notes is not equivalent to investing directly in the basket indices or their component stocks.
•	The notes will not be listed on any securities exchange.
•	The minimum purchase amount is $1,000 or 100 notes.
•	The CUSIP number for the notes is 61755S313 and the ISIN number for the notes is US61755S3132.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________

PRICE $10 PER NOTE
_____________________

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.35 for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of notes or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of a basket composed of the EURO STOXX 50® Index (which we refer to as the SX5E Index), the Dow Jones Industrial AverageSM (which we refer to as the INDU Index) and the Hang Seng Index (which we refer to as the HSI Index), subject to the minimum return of 7%.  We refer to each of the indices as a basket index and to the indices collectively as the basket indices.  These notes combine features of a debt investment and an investment in equities by offering at maturity the stated principal amount and the greater of (i) the minimum return of $0.70 per note and (ii) a supplemental redemption amount based on 100% participation in any appreciation of the basket as a whole, as measured on the determination date.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket, the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.  The notes do not pay interest.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  “Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering U.S. and International Equity Allocation Market Linked Notes due June    , 2019 Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and the Hang Seng Index, which we refer to as the notes.  The stated principal amount and issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket	The following table sets forth the basket indices along with the initial index value (as defined below) and the relevant Bloomberg ticker symbol of each basket index:

Basket Index	Initial Index Value	Bloomberg Ticker Symbol
EURO STOXX 50® Index (the “SX5E Index”)		SX5E

Dow Jones Industrial AverageSM (the “INDU Index”)		INDU

Hang Seng Index (the “HSI Index”)		HSI

Payment at maturity; basket index weightings set on the determination date
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $10 plus the greater of (i) the minimum return of $0.70 and (ii) a supplemental redemption amount based on the sum of the weighted performances of the basket indices as measured on the determination date, with the weightings of each basket index to be set on the determination date based on the relative performance of the basket indices against each other, as described below.  In no event will the payment due at maturity be less than $10.70 per note.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Minimum Return

The minimum return will equal $0.70 per note (7% of the stated principal amount).

Supplemental Redemption Amount

The supplemental redemption amount will equal the product of (i) $10 times (ii) the basket performance times (iii) the participation rate, which is equal to 100%.

Where,

basket performance = the sum of the performance values for each basket index; and

performance value   =  with respect to each basket index, the product of (x) the final index value for each basket index minus the respective initial index value for such basket index divided by the initial index value of such basket index times (y) the weighting for such basket index.  Each such product for a basket index may be expressed by the following formula:

Basket Index Weightings Set on the Determination Date

Based on the relative performance of the basket indices against each other on the determination date, the weightings of each basket index will be determined as follows: the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

The initial index value for the SX5E Index and the INDU Index will equal the closing value of such index on the pricing date.  The initial index value for the HSI Index will equal the closing value of such index on the index business day immediately succeeding the pricing date.

If, however, the pricing date is not an index business day for any of the basket indices or a market disruption event occurs on the pricing date with respect to any of the basket indices, the initial index value for such affected basket index will be determined on the next index business day on which no market disruption event occurs with respect to that basket index. If the initial index value for any basket index has not been determined on the fifth scheduled index business day following the pricing date, the calculation agent will determine the initial index value for that basket index as set out in the section of this pricing supplement titled “Description of Notes—Initial Index Value.”

The final index values will equal the closing value of such index on the determination date.

The scheduled determination date is June , 2019. If, however, the scheduled determination date is not an index business day with respect to any basket index or if a market disruption event occurs with respect to any basket index on the determination date, the determination date will be postponed, only with respect to the affected basket index, to the next index business day on which no market disruption event occurs with respect to that basket index. If the final index value for any basket index has not been determined on the fifth scheduled index business day following the scheduled determination date, the calculation agent will determine the final index value for that basket index as set out in the section of this pricing supplement called “Description of Notes—Final Index Value.” If, due to a market disruption event or otherwise, the determination date for any basket index is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Description of Notes—Maturity Date.”

Because the performance of the basket indices may not be correlated, a negative performance by one or more of the basket indices could wholly offset a positive performance by one or more of the other basket indices.

Please review the historical values of the basket indices in the section of this pricing supplement called “Description of Notes—Historical Information” for each calendar quarter in the period from January 1, 2007 through May 29, 2012 and related graphs. You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in certain basket indices will be offset by decreases in other basket indices, based on their historical performance.

All payments on the notes are subject to the credit risk of Morgan Stanley.

You may revoke your offer to purchase the notes prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the basket performance and will calculate the amount you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as

FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-49.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes	The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—General Terms of Notes” and in the section of the prospectus called “Description of Debt Securities—Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.” The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount, calculated on the determination date as follows: (x) $10 times (y) the basket performance times (z) the participation rate.

In measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

The following three examples illustrate the calculation of the payment at maturity.  Example 1 below also provides an illustration of how to calculate the basket performance based on the hypothetical data in the table below.

Example 1

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
EURO STOXX 50® Index (“SX5E Index”)	2,100	1,995	–5% (worst performance)	0%	0%

Dow Jones Industrial AverageSM (“INDU Index”)	12,500	13,125	5% (2nd best performance)	15%	0.75%

Hang Seng Index (“HSI Index”)	18,500	19,795	7% (best performance)	85%	5.95%

			Hypothetical basket performance:		6.70%

Basket performance = sum of performance values of each basket index

Performance value = [(final index value - initial index value) / initial index value] x weighting

Performance value of the basket index with the worst performance
[(final index value – initial index value) / initial index value]  x  0%;

plus

Performance value of the basket index with the second best performance
= [(final index value – initial index value) / initial index value]  x  15%;

plus

Performance value of the basket index with the best performance
= [(final index value – initial index value) / initial index value]  x  85%;

So, using the hypothetical final index values from above:

SX5E Index =   [(1,995 – 2,100) / 2,100] x 0%  = 0%,

plus

INDU Index =  [(13,125 – 12,500) / 12,500] x 15%  = 0.75%,

plus

HSI Index =  [(19,795 – 18,500) / 18,500] x 85%  = 5.95%,

Hypothetical basket performance   =   6.70%

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount = $10 x basket performance x participation rate

            = $10   x   6.70%   x   100%   =   $0.67

Although the basket appreciated, because the basket performance is less than 7%, the minimum return will be greater than the supplemental redemption amount and the payment at maturity per note will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

Example 2: Basket performance is positive.

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SX5E Index	2,100	2,520	20% (best performance)	85%	17.00%
INDU Index	12,500	14,375	15% (2nd best performance)	15%	2.25%
HSI Index	18,500	20,350	10% (worst performance)	0%	0%

			Hypothetical basket performance:		19.25%

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount   = $10 x basket performance x participation rate

= $10   x   19.25%   x   100%   =   $1.925

Since the supplemental redemption amount is greater than the minimum return of $0.70, the payment at maturity per note will be $11.925, or the stated principal amount of $10 plus the supplemental redemption amount of $1.925.

Example 3: The basket performance is zero or negative.

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SX5E Index	2,100	1,890	–10% (2nd best performance)	15%	–1.50%

INDU Index	12,500	7,500	–40% (worst performance)	0%	0%

HSI Index	18,500	18,685	1% (best performance)	85%	0.85%

			Hypothetical basket performance:		–0.65%

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount = $10 x basket performance x participation rate

            = $10   x   –0.65%  x   100%   =   –$0.065

As the basket performance is negative, the minimum return will be greater than the supplemental redemption amount and the payment at maturity per note will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

While the weightings of the basket indices are set on the determination date in a way that is favorable to the investors (85% for the best performing basket index, 15% for the second best performing basket index and 0% for the worst performing basket index), the basket performance can still be zero or negative if two or more of the basket indices decline in value over the term of the notes (or if none of the basket indices change in value).  In the above example, one of the basket indices — the HSI Index (with a weighting of 85% of the basket) — has increased in value by 1% from its initial index value, but the INDU Index has declined in value by 40% and the SX5E Index has declined in value by 10%.  Accordingly, although one of the basket indices has increased in value and notwithstanding the fact that the basket index with the worst performance is assigned a weighting of 0%, the significant decline in value of the second best performing basket index offsets such increase and the basket performance is negative.  Therefore, the minimum return will be greater than the supplemental redemption amount and the payment at maturity will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

Please review the tables setting forth the historical performance of each of the basket indices for each calendar quarter in the period from January 1, 2007 through May 29, 2012 and related graphs under “Historical Information” beginning on page 15.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the values of any of the basket indices will be offset by decreases in the values of other basket indices, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket indices.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  The return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return at maturity of only the stated principal amount plus the minimum return may not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for the opportunity to earn a return based on the performance of a basket consisting of broad-based U.S. and international equity indices, with weightings of each basket index to be determined on the determination date based on the relative performance of the basket indices relative to each other.

You may not receive more than the $10 stated principal amount plus the minimum return of $0.70 per note at maturity	Unless the basket performance is greater than 7%, you will receive only the minimum return, or $0.70, in addition to the $10 stated principal amount of each note you hold at maturity.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

The market price influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

• the levels of each of the basket indices at any time,

• the relative performance of the basket indices at any time,

• the volatility (frequency and magnitude of changes in value) of the basket indices,

• interest and yield rates in the market,

•       geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the basket indices, or equity markets generally, and that may affect the final index value for each basket indices,

• the time remaining to the maturity of the notes,

• the dividend rate on the stocks underlying the EURO STOXX 50® Index, the

Dow Jones Industrial AverageSM and the Hang Seng Index, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the basket indices at the time of sale are at or below their initial index values or if market interest rates rise.  You cannot predict the future performance of any of the basket indices based on their historical performance.  If the basket performance is less than or equal to 7%, you will receive at maturity only the $10 stated principal amount plus the minimum return for each note you hold.  There can be no assurance that the basket performance will be greater than 7% such that you will receive at maturity an amount that is greater than $10.70 per note.

There are risks associated with investments in securities linked to the value of foreign equity securities.
The notes are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Changes in the value of one or more of the basket indices may offset each other
Movements in the values of the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket indices.  If the basket performance is less than or equal to 7%, you will receive at maturity the stated principal amount of the notes plus the minimum return.

You can review tables and graphs illustrating the historical performance of the basket indices for the period from January 1, 2007 through May 29, 2012, in “Description of Notes––Historical Information” beginning on PS-28.

You cannot predict the future performance of any of the basket indices, or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by lesser increases or decreases in the value of other basket indices based on their historical performance.

The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date
The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of any basket index appreciates prior to the determination date but then drops on the determination date to be equal to or below the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of such basket index prior to such drop.  Although the actual value of any basket index on the stated maturity date or at other times during the term of the notes may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket indices or their component securities), including trading in the securities underlying the equity as well as in other instruments related to the basket indices.  Some of our subsidiaries also trade the securities underlying the equity and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values of one or more of the basket indices and, therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes plus the minimum return.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the values of the basket indices on the determination date, and, accordingly, the amount of cash you will receive at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. will determine the initial index value and final index value of each basket index and the basket performance, and will calculate the amount you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of any basket index in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

Adjustments to any of the basket indices could adversely affect the value of the notes
The publishers of the SX5E Index, the INDU Index and the HSI Index can add, delete or substitute the securities underlying each such index or make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the notes.  In addition, the index publishers may discontinue or suspend calculation or publication of the SX5E Index, the INDU Index and the HSI Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that it determines to be comparable to the discontinued index, and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the notes will be an amount based on the value of the securities underlying such discontinued or suspended index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value or official settlement price, as applicable, last in effect prior to the discontinuance of such index.

Investing in the notes is not equivalent to investing in the basket indices
Investing in the notes is not equivalent to investing directly in the basket indices or their component securities.  For example, as an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions with respect to the component securities.  In addition, you do not have the right to exchange your securities for any basket components at any time, and you are subject to the credit risk of Morgan Stanley.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 principal amount of any of our U.S. and International Equity Allocation Market Linked Notes due June    , 2019 Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and the Hang Seng Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Original Issue Date (Settlement Date)	June , 2012 (3 Business Days after the Pricing Date)
Maturity Date
June    , 2019, subject to extension if the Determination Date is postponed for any Basket Index in accordance with the definition thereof.  If the Determination Date for any Basket Index is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Determination Date as postponed.

Pricing Date	June , 2012
Interest Rate	None
Specified Currency	U.S. dollars
CUSIP Number	61755S313
ISIN Number	US61755S3132
Minimum Purchase Amount	$1,000
Issue Price	$10 (100%)
Basket	The following table sets forth the Basket Indices along with the Initial Index Value and the relevant Bloomberg ticker symbol:

Basket Index	Initial Index Value	Bloomberg Ticker Symbol
EURO STOXX 50® Index (the “SX5E Index”)		SX5E
Dow Jones Industrial AverageSM (the “INDU Index”)		INDU
Hang Seng Index (the “HSI Index”)		HSI

Weightings
Based on the relative performance of the Basket Indices against each other on the Determination Date, the Weightings of each Basket Index will be determined by the Calculation Agent as follows:  The Basket Index with the best performance will be assigned a Weighting of 85%, the Basket Index with the second best performance will be assigned a Weighting of 15% and the

Basket Index with the worst performance will be assigned a Weighting of 0%.
Determination Date
June    , 2019; provided that if such date is not an Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to any Basket Index, the Determination Date with respect to such Basket index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred with respect to such affected Basket Index; provided further that if a Market Disruption Event has occurred with respect to any Basket Index on each of the five scheduled Index Business Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the Index Closing Value with respect to such affected Basket Index on such fifth succeeding scheduled Index Business Day in accordance with the formula for calculating the value of such affected Basket Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding scheduled Index Business Day of each security most recently constituting such affected Basket Index.

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the greater of (i) the Minimum Return and (ii) the Supplemental Redemption Amount, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities––The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount
The Supplemental Redemption Amount will be equal to the product of (i) $10 times (ii) the Basket Performance times (iii) the Participation Rate.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Minimum Return	$0.70 per Note (7% of the Stated Principal Amount)
Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Indices.

Participation Rate	100%
Performance Value
With respect to each Basket Index, the product of (x) the Final Index Value for such Basket Index minus the Initial Index Value for such Basket Index divided by the Initial Index Value for such Basket Index times (y) the Weighting for such Basket Index.  Each such product may be expressed by the following formula:

(Final Index Value – Initial Index Value)	x Weighting
Initial Index Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the Index Closing Values for the Basket Indices, as described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Initial Index Value
The Initial Index Value for the SX5E Index and the INDU Index will equal the Index Closing Value of such Basket Index on the Pricing Date and the Initial Index Value for the HSI Index will equal the Index Closing Value of such index on the Index Business Day immediately succeeding the Pricing Date; provided that if a Market Disruption Event occurs on the Pricing Date, the Initial Index Value of each affected Basket Index will be determined in accordance with the fallback mechanics described under “—Determination Date” above

Index Closing Value
The Index Closing Value on any Index Business day will equal the closing value of the respective Basket Index published at the regular weekday close of trading on such day, published by the Index Publisher (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation”).

In certain circumstances, the Index Closing Value will be based on the alternate calculation of a Basket Index described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”
Final Index Value
The Index Closing Value for a Basket Index or the closing value for any respective Successor Index (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below) on the Determination Date, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”  In certain circumstances, such closing values will be based on the alternate calculation of a Basket Index described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Basket Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Relevant Exchange
Relevant Exchange means the primary exchange(s) or market(s) of trading for (i) any security then included in such Basket Index, or any Successor Index to such Basket Index, and (ii) any futures or options contracts related to such Basket Index or to any security then included in such Basket Index.

Index Publisher
(a) With respect to the SX5E Index, STOXX® Limited, (b) with respect to the INDU Index, Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services, LLC, and (c) with respect to the HSI Index, Hang Seng Indexes Company, or any successor publisher of the relevant Basket Index, or, in each case, any respective successor publisher(s) thereof.

Market Disruption Event	Market Disruption Event means, with respect to each Basket Index:

(a)   the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(b)   a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists with respect to the Basket Index at any time, if trading in a security included in the Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Basket

Index shall be based on a comparison of (x) the portion of the value of the Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the Basket Index has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Basket Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Discontinuance of a Basket Index; Alteration of Method of Calculation
With respect to each Basket Index, if the Index Publisher discontinues publication of the Basket Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index” to the Basket Index), then any subsequent Index Closing Value for the Basket Index will be determined by reference to the published value of such Successor Index to the Basket Index at the regular weekday close of trading on any day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index to the Basket Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Basket Index prior to, and such discontinuance is continuing on, the Determination Date, or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to the Basket Index is available at such time, then the Calculation Agent will determine the Index Closing Value for the Basket Index for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Basket Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Basket Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Basket Index may adversely affect the value of the Notes.

If at any time the method of calculating the Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for the Basket Index with reference to the Basket Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co. and its successors
Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $10 principal amount per Note plus the greater of (i) the Minimum Return and (ii) the Supplemental Redemption Amount, determined as though the date of such acceleration were the Determination Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Values and Final Index Values of each Basket Index, the Basket Performance, the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information	The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Indices for each calendar quarter in the period from January 1, 2007 through

May 29, 2012.  The graphs following each Basket Index’s table set forth the historical performance of each respective Basket Index for the same period.  On May 29, 2012, the Index Closing Value for the SX5E Index was 2,160.31, the Index Closing Value for the INDU Index was 12,530.36 and the Index Closing Value for the HSI Index was 19,055.46.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical performance of the Basket Indices should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance on the Determination Date will be greater than zero so that you will receive a Payment at Maturity that is greater than the Stated Principal Amount of the Notes.  The values of the Basket Indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. If the Basket Performance is less than or equal to 7%, the payment due at maturity will be equal to the Stated Principal Amount of the Notes plus the Minimum Return.  We cannot give you any assurance that the Basket Performance will be greater than 7% such that you will receive at maturity an amount that is greater than $10.70 per Note.

The EURO STOXX 50® Index Historical High, Low and Period End Index Closing Values January 1, 2007 through May 29, 2012
SX5E Index	High	Low	Period End
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter (through May 29, 2012)	2,501.18	2,134.05	2,160.31

EURO STOXX 50® Index

The Dow Jones Industrial AverageSM Historical High, Low and Period End Index Closing Values January 1, 2007 through May 29, 2012

INDU Index	High	Low	Period End
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter (through May 29, 2012)	13,279.32	12,369.38	12,530.36

Dow Jones Industrial AverageSM

Hang Seng Index Historical High, Low and Period End Index Closing Values January 1, 2007 through May 29, 2012

HSI Index	High	Low	Period End
2007
First Quarter	20,821.05	18,664.88	19,800.93
Second Quarter	21,999.91	19,809.70	21,772.73
Third Quarter	27,142.47	20,387.13	27,142.47
Fourth Quarter	31,638.22	26,004.92	27,812.65
2008
First Quarter	27,615.85	21,084.61	22,849.20
Second Quarter	26,262.13	22,042.35	22,102.01
Third Quarter	23,134.55	17,632.46	18,016.21
Fourth Quarter	18,211.11	11,015.84	14,387.48
2009
First Quarter	15,563.31	11,344.58	13,576.02
Second Quarter	18,889.68	13,519.54	18,378.73
Third Quarter	21,768.51	17,254.63	20,955.25
Fourth Quarter	22,943.98	20,375.49	21,872.50
2010
First Quarter	22,416.67	19,550.89	21,239.35
Second Quarter	22,208.50	18,985.50	20,128.99
Third Quarter	22,378.67	19,842.20	22,358.17
Fourth Quarter	24,964.37	22,618.66	23,035.45
2011
First Quarter	24,419.62	22,284.43	23,527.52
Second Quarter	24,396.07	21,599.51	22,398.10
Third Quarter	22,770.47	17,407.80	17,592.41
Fourth Quarter	20,019.24	16,250.27	18,434.39
2012
First Quarter	21,680.08	18,593.06	20,555.58
Second Quarter (through May 29, 2012)	21,309.08	18,666.40	19,055.46

Hang Seng Index

The SX5E Index	The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The INDU Index	The Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The HSI Index	The Hang Seng Index

The Hang Seng Index was developed, and is calculated, maintained and published, by Heng Seng Indexes Company (formerly HIS Services Limited), a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969.  The Hang Seng Index is a market capitalization weighted stock market index of the HKSE and purports to be an indicator of the performance of the Hong Kong stock market.  Only companies with a primary listing on the Main Board of the HKSE are eligible to be constituents of the Hang Seng Index.  For additional information about the Hang Seng Index, see the information set forth under “Hang Seng Index” in the accompanying index supplement.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in securities underlying the Basket Indices, in futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the Pricing Date could increase the initial values of one or more of the Basket Indices, and, therefore, could increase the values at which the respective Basket Indices must close on the Determination Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the notes plus the Minimum Return.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the securities underlying the Basket Indices, futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities, futures or options contracts, or instruments on the Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Date or the payment that you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.35 for each Note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or the securities underlying the Basket Indices in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of Notes or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

United States Federal Income Taxation	In the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their regular method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections.  If the Notes were priced on May 24, 2012, the comparable yield for the Notes would be a rate of 5.9417% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the projected payment schedule for a Note (assuming an issue price of $10) would consist of a single projected amount equal to $15.0727 due at maturity.  However, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  The comparable yield and the projected payment schedule for the Notes will be provided in the final pricing supplement.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that would be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2012	$0.0479	$0.0479
July 1, 2012 through December 31, 2012	$0.2985	$0.3464
January 1, 2013 through June 30, 2013	$0.3074	$0.6538
July 1, 2013 through December 31, 2013	$0.3165	$0.9703
January 1, 2014 through June 30, 2014	$0.3259	$1.2962
July 1, 2014 through December 31, 2014	$0.3356	$1.6318
January 1, 2015 through June 30, 2015	$0.3456	$1.9774
July 1, 2015 through December 31, 2015	$0.3558	$2.3332
January 1, 2016 through June 30, 2016	$0.3664	$2.6996
July 1, 2016 through December 31, 2016	$0.3773	$3.0769
January 1, 2017 through June 30, 2017	$0.3885	$3.4654
July 1, 2017 through December 31, 2017	$0.4000	$3.8654
January 1, 2018 through June 30, 2018	$0.4119	$4.2773
July 1, 2018 through December 31, 2018	$0.4242	$4.7015
January 1, 2019 through the Maturity Date	$0.3712	$5.0727

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustment in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to

non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.

The discussion in the preceding paragraphs, the discussion under “Tax considerations” in the accompanying free writing prospectus and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.